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                                                                      EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT

                                                  State of Organization
                                                  ---------------------
         Trucare Health Systems, Inc.                       Texas

         Trucare Physical Therapy Services, Inc.            Texas

         Trucare Rehabilitation Services, Inc.              Texas